UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[On April 22, 2015, Amgen Inc. sent the following summary communication to one or more proxy advisory firms for their consideration in making their vote recommendations. We encourage our stockholders to similarly consider this summary when casting their vote. This summary may be distributed in the future to certain of our stockholders or be used for other purposes.]

We Delivered For Our Stockholders:

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Our stock price increased 40% in 2014 and our one-year total shareholder return, or TSR, was 42%, including our dividends, outperforming the TSRs of our peer group and the Standard and Poor’s 500, or S&P 500, for the same period of 24% and 14%, respectively. Our three-year TSR of 157% also far exceeded that of our peer group and the S&P 500 for the same period of 111% and 75%, respectively.

—	In 2014, our revenues grew 7% to $20.1 billion, adjusted operating income grew 22% to $8.5 billion[1] and adjusted net income grew 15% to $6.7 billion[1]. Our adjusted earnings per share (EPS) grew 14%[1].

—	We returned $1.9 billion in dividends to our stockholders in 2014. We also repurchased 0.9 million shares of our Common Stock in the fourth quarter of 2014.

Our Executive Compensation is Performance Based:

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We have continued to responsibly manage our Named Executive Officer total compensation in alignment with our compensation philosophy of targeting the median of our peer group for all elements of compensation.

—	Robert A. Bradway’s 2014 compensation as Chief Executive Officer was positioned below the median (at the 43rd percentile) of our peer group.

—	80% of our long-term incentive, or LTI, equity award grants are performance based and granted as performance units with a three-year performance period.

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~73% of Mr. Bradway’s direct compensation in 2014 was earned based solely on the Company’s performance (paid in the form of annual cash incentives based on our annual performance goals and performance units to be paid based on the Company’s performance over a three-year performance period). ~68% of each other Named Executive Officers’ direct compensation was based solely on the Company’s performance.[2]

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We are mindful of stockholder dilution and the potential dilutive effect is considered against our peer group levels. The rates at which we grant LTI equity awards and its potential dilutive effect is consistent with our peer group levels and has decreased over the last five years.

We Have Maintained Our Extensive Outreach Efforts With Our Stockholders:

In 2014, we received over 97% stockholder support on our say on pay advisory vote. While we are pleased with our say on pay results, we believe it is important to continue to engage with our stockholders and further enhance our understanding of the perspectives of our investors. Since our 2014 annual meeting of stockholders, we have engaged in outreach to stockholders comprising approximately 50% of our outstanding shares. Our stockholder outreach efforts are continuing.

[1]	Adjusted operating income, adjusted net income and adjusted earnings per share are reported and reconciled in our Form 8-K dated as of January 27, 2015.
[2]	Includes only those named executive officers serving in such capacity for all of 2014 and excludes David W. Meline, Michael A. Kelly, and Jonathan M. Peacock.

We Have Implemented Compensation Best Practices:

Our compensation best practices include, among others:

—	We target the 50th percentile, or median, of our peer group for all elements of compensation.

—	We have a clawback policy and our incentive cash compensation plans contain recoupment provisions.

—	We have robust stock ownership guidelines.

—	We have no defined benefit pension or supplemental executive retirement plan benefits or “above-market” interest on deferred compensation.

—	We have no “single-trigger” equity vesting acceleration upon a change of control for restricted stock units and stock options.

We Recommend a Vote AGAINST the Stockholder Proposal Regarding Vote Tabulation:

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We received a stockholder proposal seeking to amend our governing documents to provide that all matters be decided by a simple majority of shares voted “for” or “against” an item (or “withheld” in the case of director elections) without taking into account abstentions. Abstentions would not be counted as either “for” or “against.”

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We are incorporated in the State of Delaware and (excluding the election of directors) the default voting standard established by Delaware Law governs action by our stockholders and provides that abstention votes for such actions are considered shares “entitled to vote.”

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Abstention votes are included in the vote count for each management-sponsored proposal, other than election of directors. Our vote count methodology applies identically to management-sponsored proposals and stockholder proposals.

—	Stockholders are made aware of the treatment and effect of abstentions. Therefore, counting abstention votes effectively honors the intent of our stockholders.

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The proponent’s own cited source recognizes the value of abstentions, noting “that some institutional investors abstain on shareholder proposals when they wish to convey support for the general subject matter, but have reservations about the specific action requested.”[3] This observation is consistent with conversations we have had with a number of our stockholders.

—	Faced with similar proposals in 2014, stockholders overwhelmingly did not support the adoption of the proposed vote counting methodology.

3 http://www.calpers-governance.org/docs-sof/provyvoting/calpers-russell-1000-vote-calculation-methodology-final-v2.pdf